Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common units representing limited partner interests	Rule 457(a)	1,400,000	$15.48	$21,672,000	$92.70 per $1,000,000	$2,009

Total Offering Amounts					$21,672,000		$2,009

Total Fee Offsets							—

Net Fee Due							$2,009

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional common units representing limited partner interests (“Common Units”) that may become issuable under the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan (the “Plan”) as a result of any unit distribution, unit split, recapitalization or any other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Units, as quoted on The Nasdaq Stock Market LLC, on March 3, 2022.

(3)	Represents 1,400,000 Common Units reserved for issuance under the Plan.